Exhibit 10.2

Employee Retention and Incentive Bonus Plan

As adopted by the Compensation Committee on March 2, 2015

Introduction

On March 2, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Synta Pharmaceuticals Corp. (the “Company”) established this Employee Retention and Incentive Bonus Plan (the “Plan”), which will provide for payments (the “Retention/Incentive Bonus Payments”) to employees of the Company based on (i) continued employment through the Payment Date (as defined below) (the “Retention Goal”) and (ii) achievement of certain product development pipeline goals by March 2016 that were previously approved by the Committee (the “Product Development Goals” and collectively with the Retention Goal, the “Goals”).

Administration

The Committee shall have complete discretionary authority over the administration of the Plan as set forth herein including, without limitation, the authority to accelerate achievement of the Goals, adjudicate claims related to the Plan, interpret the terms of the Plan, and to resolve disputes and factual questions related to the Plan.  Determinations of the Committee shall be binding on the Company and the Participants (as defined below).

Eligibility to Participate

The Plan is applicable to all employees of the Company as of March 2, 2015 (the “Participants”), as well as any future employees approved by the Committee or approved by an officer of the Company (as defined below) as delegated by the Committee.  Participants at the Senior Vice President level and above (the “Executive Officers”) are not eligible to receive payments under the Plan pursuant to the Retention Goal and are only eligible to receive payments pursuant to the achievement of the Product Development Goals. This Plan shall in no way be construed or interpreted to establish or guarantee a term of employment and does not change the “at-will” or other status of any person employed by the Company.

Goals and Weighting

The Goals and the amounts to be paid upon achievement of the Goals shall be as follows:

	Percentage of target bonus based on annual salary as of December 31, 2015
Goals	SVP and Above	VP	Below VP
Retention Only • Remain employed through the payment date in March 2016 unless terminated by the Company without Cause	N/A	100%	100%

Product Development Goal #1 • Patient Enrollment by Specified Date X (75%) • Submission of Regulatory Filing by Specified Date Y (25%)	• 50%	• 50%	• 50%

Product Development Goal #2 • Patient Enrollment by Specified Date A (75%) • Submission of Regulatory Filing by Specified Date B (25%)	• 100%	• 100%	• 100%

Product Development Goal #3 • Successful Results by Specified Date Z	100%	100%	100%

The achievement of Product Development Goals #1 and #2 is dependent on two factors, which are not given equal weighting. The achievement of each factor is separable, however payment will be made for all Goals on the same date.  The maximum amount that can be achieved for all Goals for “SVP and Above” and “VP” Participants is 200% and the maximum amount for all other Participants is 300%.  All Retention/Incentive Bonus Payments will be made on or before March 15, 2016 (the “Payment Date”).

Eligibility for Plan Payout

The Retention/Incentive Bonus Payments under the Plan will be paid in cash, subsequent to the certification of the extent of the achievement of the Product Development Goals by the Committee, with such certification to be made and amounts paid no later than the Payment Date.  For a Participant to be eligible to receive payment under the Plan, the Participant must be employed by the Company on the Payment Date, except that if such Participant is terminated by the Company without Cause prior to the Payment Date, he or she shall still be deemed to have met the Retention Goal and will be paid on or before the Payment Date and, to the extent that any of the Product Development Goals have been achieved as of the date of termination, will be paid for achievement of the applicable Product Development Goals on the Payment Date.

As used herein, “Cause” shall include (and is not limited to):  (i) material misrepresentation with respect to the Company or any affiliate, parent or subsidiary of the Company; (ii) insubordination; (iii) substantial malfeasance or nonfeasance of duty; (iv) unauthorized disclosure of confidential information; (v) Participant’s breach of any material provision of any employment, consulting, advisory, non-disclosure, invention assignment, non-competition, or similar agreement between Participant and the Company; (vi) conduct substantially prejudicial to the business of the Company or any affiliate, parent or subsidiary of the Company; or (vii) unsatisfactory performance as determined by the Committee or a designated appointee of the Committee, including but not limited to the Participant’s supervisor.  The Committee shall have sole discretion to determine the existence of “Cause,” and its determination will be conclusive on the Participant and the Company.  “Cause” is not limited to events which have occurred prior to the termination of Participant’s service, nor is it necessary that the Committee’s finding of “Cause” occur prior to such termination.  If the Committee determines, subsequent to Participant’s termination of service, that either prior or subsequent to Participant’s termination Participant engaged in conduct which would constitute “Cause,” then Participant shall have no right to any benefit or compensation under this Plan.

Tax Matters

All Retention/Incentive Bonus Payments are subject to applicable state, federal, local and other tax withholding requirements.  It is the Company’s intention that all Retention/Incentive Bonus Payments made under the Plan will be exempt from Section 409A of the Internal Revenue Code pursuant to Treas. Reg. § 1.409A-1(b)(4) and will be interpreted and administered as such.